================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       _________________________________

                                  SCHEDULE TO
                                 (Rule 14d-100)

           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 2)
                       _________________________________

                              CALPINE CORPORATION
                       (Name of Subject Company (Issuer))

                              CALPINE CORPORATION
                        (Name of Filing Person (Issuer))
                       _________________________________

               4% Convertible Senior Notes Due December 26, 2006
                         (Title of Class of Securities)

                                   131347BA3
                                   131347AZ9
                     (CUSIP Numbers of Class of Securities)
                       _________________________________

                                Peter Cartwright
                Chairman, President and Chief Executive Officer
                          50 West San Fernando Street
                           San Jose, California 95113
                                 (408) 995-5115
(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy to:
                               William R. Collins
                              Covington & Burling
                          1330 Avenue of the Americas
                         New York, New York 10019-5400
                                 (212) 841-1000
                       _________________________________

                           Calculation of Filing Fee


   Transaction Value: $483,059,000.00*   Amount of Filing Fee:  $61,203.58**


* Determined pursuant to Rule 0-11(b)(1) of the Securities Exchange Act of 1934. Based upon the maximum amount of cash that might be paid for the 4% Convertible Senior Notes Due 2006 (the "Notes") assuming that $483,059,000 aggregate principal amount of outstanding Notes are purchased at a price of $1,000 per $1,000 principal amount.

**  Previously paid.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [ ]  third-party tender offer subject to Rule 14d-1.

     [x]  issuer tender offer subject to Rule 13e-4.

     [ ]  going-private transaction subject to Rule 13e-3.

     [ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results
of the tender offer:    [x]

================================================================================

                                  TENDER OFFER

     This Amendment No. 2 (this "Amendment") amends and supplements the Issuer Tender Offer Statement on Schedule TO originally filed with the United States Securities and Exchange Commission (the "SEC") by Calpine Corporation ("Calpine" or the "Company"), a Delaware corporation, on February 9, 2004 (the "Schedule TO"), in connection with Calpine's offer (the "Offer") to purchase for cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated February 9, 2004 (the "Offer to Purchase"), and related Letter of Transmittal (the "Letter of Transmittal"), any and all of Calpine's outstanding 4% Convertible Senior Notes Due December 26, 2006 (the "Notes"). Copies of the Offer to Purchase and the Letter of Transmittal are filed as exhibits (a)(1)(i) and (a)(1)(ii), respectively, to this Schedule TO.

     This Amendment amends the Schedule TO in order to report the final results of the Offer. The Offer expired at 5:00 p.m., New York City time, on Tuesday, March 9, 2004. Pursuant to the Offer, $409,434,000 aggregate principal amount of the Notes were validly tendered and not withdrawn prior to the expiration of the Offer, all of which were accepted for payment by Calpine on March 10, 2004.

ITEM 12:        EXHIBITS.

 The information set forth in Item 12 is hereby amended and restated as follows:

                               INDEX TO EXHIBITS

Exhibit Number          Description of Document
--------------          -----------------------
(a)(1)(i)              Offer to Purchase, dated February 9, 2004.*

(a)(1)(ii)             Letter of Transmittal.*

(a)(1)(iii)            Letter to Clients, dated February 9, 2004.*

(a)(1)(iv) Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated
                       February 9, 2004.*

(a)(1)(v)              Guidelines for Certification of Taxpayer
                       Identification Number on Substitute Form
                       W-9.*

(a)(2)                 Press Release Regarding Offer, dated February 9, 2004.*

(a)(5)                 Press Release Regarding Completion of Offer, dated
                       March 10, 2004.#

(d)(1) Indenture dated as of August 10, 2000, between the Company and Wilmington Trust Company, as Trustee (previously filed as Exhibit 4.1 to our Registration Statement on Form S-3 filed with the SEC on January 17, 2002).

(d)(2) Certificate of Calpine Directors to Trustee under Trust Indenture, dated as of December 26, 2001 (previously filed as Exhibit 4.4 to our Registration Statement on Form S-3 filed with the SEC on April 5, 2002).

(d)(3) Registration Rights Agreement, dated December 26, 2001, between the Company and the Initial Purchaser (previousl filed as Exhibit 4.2 to our Registration Statement on Form S-3 filed with the SEC on April 5, 2002).

(d)(4) Amended and Restated Rights Agreement, dated as of September 19, 2001, between Calpine Corporation and Equiserve Trust Company, N.A., as Rights Agent (previously filed as Exhibit 1 to our Registration Statement on Form 8-A/A filed with the SEC on September 28, 2001).

*  Previously filed.
#  Filed herewith.

                                   SIGNATURE

After due inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 10, 2004

                                        CALPINE CORPORATION



                                        By: /s/Eric N. Pryor
                                            ------------------------------------
                                                 Eric N. Pryor
                                                 Senior Vice President - Finance

                               INDEX TO EXHIBITS


Exhibit Number       Description of Document
--------------       -----------------------
(a)(1)(i)            Offer to Purchase, dated February 9, 2004.*

(a)(1)(ii)           Letter of Transmittal.*

(a)(1)(iii)          Letter to Clients, dated February 9, 2004.*

(a)(1)(iv)           Letter to Broker, Dealers, Commercial Banks,
                     Trust Companies and Other Nominees, dated
                     February 9, 2004.*

(a)(1)(v)            Guidelines for Certification of Taxpayer
                     Identification Number on Substitute Form
                     W-9.*

(a)(2)               Press Release Regarding Offer, dated February 9, 2004.*

(a)(5)               Press Release Regarding Completion of Offer, dated
                     March 10, 2004.#

(d)(1) Indenture dated as of August 10, 2000, between the Company and Wilmington Trust Company, as Trustee (previously filed as Exhibit 4.1 to our Registration Statement on Form S-3 filed with the SEC on January 17, 2002).

(d)(2) Certificate of Calpine Directors to Trustee under Trust Indenture, dated as of December 26, 2001 (previously filed as Exhibit 4.4 to our Registration Statement on Form S-3 filed with the SEC on April 5, 2002).

(d)(3) Registration Rights Agreement, dated December 26, 2001, between the Company and the Initial Purchaser (previously filed as Exhibit 4.2 to our Registration Statement on Form S-3 filed with the SEC on April 5, 2002).

(d)(4) Amended and Restated Rights Agreement, dated as of September 19, 2001, between Calpine Corporation and Equiserve Trust Company, N.A., as Rights Agent (previously filed as Exhibit 1 to our Registration Statement on Form 8-A/A filed with the SEC on September 28, 2001).

*  Previously filed.
#  Filed herewith.